Filed Pursuant to Rule 433
December 14, 2017
Registration Statement No. 333-208507
 GLOBAL EQUITY LINKED PRODUCTS  Principal Return Notes  What are the key features of Principal Return Notes?  ■■ Full return of principal in a market correction: investors receive  their full invested principal, subject to the credit of the issuer,  even if the performance of the underlying index is negative at thematurity of the note  ■■ Upside Performance in a rising market environment through partial,  full, or enhanced participation, depending on the terms of the note  ■■ Senior unsecured debt issued by Royal Bank of Canada (RBC)  ■■ Flexibility to be linked to the performance of a broad-based  benchmark equity index (the “underlying index”), such as the S&P  500® Index, and/or other underlying indexes, sectors and single stocks  ■■ Complement or an alternative to traditional equity investments  such as ETFs and mutual funds for their potential for  outperformance in bearish market environments  Why would an investor purchase Principal Return Notes?  An investor would allocate a portion of their diversified portfolio toPrincipal Return Notes if they:  ■■ Are concerned about a market decline and want to eliminate their  downside market exposure  PRINCIPAL RETURN NOTES - PAYOFF PROFILE AT MATURITY  ■■ Want participation in market gains with the potential in some  cases to match or exceed the performance of the underlying index  (excluding dividends), depending on the terms of the note  ■■ Are comfortable with assuming the credit risk of the issuer, Royal  Bank of Canada  ■■ Are comfortable with holding the notes until their stated maturity  Selected Risk Factors  ■■ Credit Risk: Notes are senior, unsecured debt of the issuer and, as  such, any return of principal, market-linked return and payments  at maturity are subject to issuer’s credit risk  ■■ No Dividends: Investors do not receive dividends paid by the  underlying index or its constituent stocks  ■■ Limited Secondary Markets: Notes may have a limited or no  secondary market. Prior to maturity, the price at which the notes  can be sold, if at all, may be at a substantial discount from theprincipal amount  ■■ Complex Investments: Notes have some complex features and  may not be suitable for all investors  The following illustrates the hypothetical payouts of a Principal Return Notelinked to an underlying index and assumes 100% participation.  Hypothetical Example  Issuer Royal Bank of Canada  Term 5 Years  Underlying Benchmark Equity Index  Principal Return at Maturity 100%, subject to the credit risk of the issuer  Upside Participation 100% uncapped  1 2  Redemption at Maturity 100%  Participation  UnderlyingPerformance  Underlying PerformanceRedemption at Maturity  PRINCIPAL RETURN NOTES: RETURN SCENARIOS AT MATURITY  Scenarios  Index Return  Note Return*  Note Payoff†  1 Index return is flat or negative  2 Index return is positive  -10% 0%  -40% 0%  +20% +20%  +50% +50%  Full return of Principal  Full upside participation  *Note redemption at maturity equals invested principal increased by the Note Return † Payment of principal subject to issuer’s credit risk  These examples are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and areintended merely to illustrate the impact that various return scenarios could have on an investor's return at maturity, assuming all other variables remainconstant. The actual performance of the note may bear little relation to the examples shown.

 RBC CAPITAL MARKETS  About Royal Bank of Canada (RBC)  ■■ 5th largest bank in N. America, by market capitalization2  ■■ Well-diversified, global financial institution with over 80,000  employees in 40+ countries servicing over 16 million clients  ■■ Approximately US$960billion in total assets3  ■■ One of the highest rated banks globally (S&P AA- / Moody’s A1)4  Selected Risk Factors  PRINCIPAL RETURN NOTES  ■■ Leading corporate citizen with over $100M in donations,  sponsorships and community investments in 2016, including  the RBC Kids Pledge  An investment in the Notes involves significant risks that will be explained in the applicable offering documents. Before investing in a Note investors shouldcarefully read the offering documents to understand the potential risks. Some general risk considerations for Notes include, but are not limited to the following:  ■ The Notes are unsecured debt obligations of RBC. Investors are dependent on the ability of RBC to pay all amounts due on the Notes, and therefore they aresubject to RBC’s credit risk and to changes in the market’s view of the creditworthiness of RBC.  ■ If the level of the underlying index at maturity is less than the initial level, investors will not receive any positive return on the Notes.  ■ Notes are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of RBC or its affiliates. Therefore, theestimated initial value (EIV) of a Note on the issue date will be less than the issue price that an investor pays for the Note. Any EIV of a Note does not representRBC’s estimate of the future value of the Note, or any price for which an investor may be able to sell it.  ■ The Notes will not be listed on any securities exchange. RBC and its affiliates are not obligated to maintain a secondary market and may cease market-makingactivities at any time. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor.  ■ The return on the Notes may be lower than the return investors could earn on other investments during the same term. The return on the Notes may be lessthan the return investors could earn if it bought a conventional debt security of RBC.  ■ Investing in the Notes is not the same as owning the components of the underlying index or a security directly linked to the underlying index or its components.For example, investors will not receive the benefit of any dividends. In some cases the upside participation rate may be less than 100%. In such a case, if thefinal level of the underlying index exceeds the initial level, the amount investors receive at maturity will be less than the amount they would otherwise receive  if they invested in a security directly linked to the underlying asset.  ■ The activities of RBC or its affiliates may conflict with investor’s interests and may adversely affect the value of the Notes. Also an affiliate of RBC will serve asthe calculation agent for the Notes who will exercise its judgment when performing its functions. Since the decisions the calculation agent makes will affectthe payments on the notes, the calculation agent may have a conflict of interest with respect to such decisions.  ■ Many economic and market factors will influence the value of the Notes.  ■ Significant aspects of the tax treatment of Notes may be complex and uncertain. Investors should consult with their tax advisor before investing in any Notesto determine the effects of their individual circumstances.  ■ The Notes have complex features and may not be suitable for all investors.  rbccm.com  (1) As of November 17, 2017 actual terms may vary depending on market conditions (2) US$109 billion, as of July 31, 2017, per International FinancialReporting Standards (IFRS) (3) As of July 31, 2017 (4) A credit rating reflects the creditworthiness of RBC is not a recommendation to buy, sell or hold thenotes, and may be subject to revision or withdrawal at any time by the assigning rating organization. The ratings do not provide an indication of the expectedperformance of the notes. The notes themselves will not be independently rated. Each rating should be evaluated independently of any other rating.  The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC CapitalMarkets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is aregistered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and itsaffiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited(authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada  - Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada.Used under license. © Copyright 2016. All rights reserved.  This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bankof Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for anyoffering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we havefiled with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Websiteat www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectussupplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.  12/17  17-229A